EXHIBIT 3.2

Amendment No. 3

to

the Second Amended and Restated Limited Partnership Agreement

of

Managed Futures Premier Energy Fund L.P.

dated as of

January 1, 2015

and

as amended by Amendment No. 1

dated as of

December 30, 2015

and

as amended by Amendment No. 2

dated as of

December 8. 2017

(the “Agreement”)

WHEREAS, consistent with the General Partner’s authority to amend the Agreement without the consent of the Limited Partners under Paragraph 18(a), the Agreement shall be amended as follows:

1.        Paragraph 4(a) is hereby deleted and replaced in its entirety with the following: “Term. The term of the Partnership commenced on the date the Certificate of Limited Partnership was filed in the office of the Secretary of State of the State of New York, and shall end as soon as practicable upon the first to occur of the following: (1) December 31, 2020; (2) receipt by the General Partner of an election to dissolve the Partnership at a specified time by Limited Partners owning more than 50% of the Units of Limited Partnership Interest then outstanding (excluding Units of Limited Partnership Interest owned by the General Partner, an affiliate of the General Partner or any of their employees), notice of which is sent by registered mail to the General Partner not less than 90 days prior to the effective date of such dissolution; (3) assignment by the General Partner of all of its interest in the Partnership, withdrawal, removal, bankruptcy or any other event that causes the General Partner to cease to be a general partner under the Partnership Act (unless the Partnership is continued pursuant to Paragraph 18); (4) a decline in Net Asset Value on any business day after trading to less than $400 per Unit; or (5) any event which shall make it unlawful for the existence of the Partnership to be continued. As used in this Paragraph 4(a), “affiliate” shall mean any entity that directly or indirectly controls, is controlled by or is under common control with the General Partner.

2.        The foregoing amendment shall be effective as of November [6], 2018, and conforming changes shall apply to such other provisions, if any, of the Agreement in order to give such other provisions the effect of the amendments articulated above.

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IN WITNESS WHEREOF, this Amendment to the Agreement has been executed for and on behalf of the undersigned on November 6, 2018.

General Partner:

Ceres Managed Futures LLC

By:	/s/ Patrick T. Egan
Patrick T. Egan
President and Director

Limited Partners:

All Limited Partners now and hereafter admitted as limited partners of the Partnership pursuant to powers of attorney now and hereafter executed in favor of and delivered to the General Partner.

By: CERES MANAGED FUTURES LLC
ATTORNEY-IN-FACT

By:	/s/ Patrick T. Egan
Patrick T. Egan
President and Director